Exhibit 4.36

EQUITY PLEDGE AGREEMENT

This Equity Pledge Agreement (this “Agreement”) is entered into by and among the following parties on May 1, 2014:

(1)                                 NetEaseInformation Technology (Beijing) Co., Ltd. (the “Pledgee”), a wholly foreign owned enterprise registered in Beijing, People’s Republic of China (“PRC”) with its addressat 26/F, SP Tower D, Tsinghua Science Park Building 8, No.1 Zhongguancun East Road, Haidian District, Beijing 100084, PRC; and

(2)                                 Xiaojun Hui (ID Number: 622101197708150778, the “Pledgor”), a PRC citizen with his address at No.104 Tianhe Road, Tianhe District, Guangzhou, Guangdong, PRC.

The Pledgee and the Pledgor are hereinafter jointly referred to as the “Parties” and individually, as a “Party”.

Whereas:

(A)                               The Pledgor is a registered shareholder of Guangzhou NetEase Computer System Co., Ltd., a limited liability company registered in Guangzhou, PRC with its address at 702A, No. 59 Jianzhong Road, Tianhe District, Guangzhou, Guangdong, PRC (the “Domestic Company”), and holds 1% of the equity interests in the Domestic Company.  The equity structure of Domestic Company as of the date of execution of this Agreement is set forth in Appendix I.

(B)                               Pursuant to a Loan Agreement dated May 1, 2014 between the Pledgee and the Pledgor (as the same may be amended and supplemented from time to time, the “Loan Agreement”), the Pledgee has provided a loan to the Pledgor in the original principal amount of RMB 200,000 Yuan.

(C)                               Pursuant to a Shareholder Voting Right Trust Agreement as novated on May 1, 2014 among the Pledgee, the Pledgor, the Domestic Company and the other Parties thereto (as amended and novated from time to time, the “Voting Trust Agreement”), the Pledgor has irrevocably appointed the Pledgee as proxy and vested the Pledgee with full power to exercise on his behalf all of his shareholder’s voting rights in respect of the Domestic Company.

(D)                               As security for performance by the Pledgor of the Contract Obligations (as defined below) and discharge and satisfaction of the Secured Debts (as defined below), the Pledgor agrees to pledge all of his equity interests in the Domestic Company to the Pledgee and grants the Pledgee the right to repayment in first priority on and subject to the terms of this Agreement.

Therefore, the Parties enter into this Agreement as follows upon friendly negotiation:

1.                                      Definitions

1.1.                            Unless the context otherwise requires, the following terms in this Agreement shall  have the following meanings:

“Breaching Event” shall mean any breach by the Pledgor of any of his Contract Obligations (as defined below).

“Contract Obligations” shall mean the obligations of the Pledgor to repay the Loan (as defined in the Loan Agreement) under the Loan Agreement, all contractual obligations of the Pledgor under the Voting Trust Agreement, and all contractual obligations of the Pledgor under this Agreement.

“Pledged Equity” shall mean all of the equity interests in the Domestic Company which are legally owned by the Pledgor during the term of this Agreement and are to be pledged to the Pledgee pursuant to the provisions hereof as the security for the performance by the Pledgor of the Contract Obligations.

“PRC Law” shall mean the then valid laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the PRC.

“Secured Debts” shall mean all direct, indirect and consequential losses and losses of foreseeable profits suffered by the Pledgee due to any Breaching Event of any of the Pledgor, and all fees incurred by Pledgee for the enforcement of the Contract Obligations of the Pledgor.

“Transaction Agreements” shall mean the Loan Agreement and the Voting Trust Agreement.

1.2.                            The references to any PRC Law herein shall be deemed:

(1)                                 to include references to the amendments, changes, supplements and reenactments of such law, irrespective of whether they take effect before or after the formation of this Agreement; and

(2)                                 to include references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3.                            Unless otherwise stated in the context herein, all references to an Article, clause, item or paragraph shall refer to the relevant article, clause, item or paragraph of this Agreement.

2.                                      Equity Pledge

2.1.                            As collateral security for the timely and complete payment and performance of all Contract Obligations, the Pledgor hereby pledges to the Pledgee a first security interest in all of the Pledgor’s rights, title and interests, whether now owned or hereinafter acquired by the Pledgor, in the Pledged Equity (the “Equity Pledge”).

2.2.                            The Pledgor shall have been or will be registered at the local branch of State Administration for Industry and Commerce (“SAIC”) as one of the shareholders of the Domestic Company holding his proportion of the equity interests in the Domestic Company as set forth in Recital (A) above and hold such equity interests free and clear of encumbrances except for the Equity Pledge as provided in this Agreement and as otherwise agreed by the Parties.

2.3.                            The Pledgor hereby undertakes that he will be responsible for recording the Equity Pledge on the register of equityholders (if any) of the Domestic Company on the date hereof or as soon as practicable from the date hereof, and will use his best endeavors to register the Equity Pledge with SAIC (the “Registration of Equity Pledge”).In the event the SAIC requires that the Registration of Equity Pledge be completed by using an equity pledge agreement between the Parties substantially in form stipulated by the SAIC, subject to Section 13.5, the Parties shall enter into an equity pledge agreement in such stipulated form (the “Registration Version”) and the Pledgor shall and hereby undertakes that he will use his best endeavors to register the Equity Pledge with SAIC by using the Registration Version.

2.4.                            During the term of this Agreement, the Pledgee shall not be liable in any way for impairment in value of the Pledged Equity, nor shall the Pledgor has any right to make any claims against the Pledgee for such impairment in value.

2.5.                            Upon the occurrence of any Breaching Event, the Pledgee shall have the right to dispose of the Pledged Equity in the manner set forth in Article 4 hereof.

2.6.                            Without the prior written consent of the Pledgee, the Pledgor shall not increase the registered capital of the Domestic Company by contributing additional capital, or allowing any third party to contribute additional capital to the Domestic Company.

2.7.                            Without the prior written consent of the Pledgee, the Pledgor shall not consent to the adoption of any shareholders’ resolution or by any other means permit the Domestic Company to declare or distribute any dividends or profits.

2.8.                            Without the prior written consent of the Pledgee, the Pledgor shall not enter into any transactions with the Domestic Company.

2.9.                            During the term of the Equity Pledge, the Pledgor shall deliver to the Pledgee’s custody the original capital contribution certificate for the Pledged Equity and the original equityholders’ register (if any) containing the Equity Pledge within five business days from the execution of this Agreement or from the completion of any re-registration of shareholding if the percentage of equity interests changes (in such case, the Pledgor shall deliver to the Pledgee’s custody the updated original capital contribution certificates for the Pledged Equity and the updated original equityholders’ register (if any) containing the Equity Pledge).  The Pledgee shall take custody of such original documents during the entire term of this Agreement.

2.10.                     The Pledgee shall have the right to collect dividends or any other distribution paid with respect to the Pledge Equity during the term of this Agreement.

3.                                      Release of Pledge

Upon full and complete performance by the Pledgor of all of his Contract Obligations (including the full discharge and satisfaction of the Secured Debts), the Pledgee shall, at the request of the Pledgor, release the pledge, and shall cooperate with the Pledgor to go through the formalities to cancel the record of the Equity Pledge in the register of equityholders (if any) of the Domestic Company and the registration with SAIC, and all expenses reasonably incurred in connection with such release shall be borne by the Domestic Company. The Parties shall procure the Domestic Company to bear such expenses.

4.                                      Disposal of the Pledged Equity

4.1.                            The Pledgor and the Pledgee hereby agree that, upon the occurrence of any Breaching Event, the Pledgee shall have the right to exercise, upon giving written notice to the Pledgor, all of the rights and powers enjoyed by him under PRC Law, the Transaction Agreements and the terms hereof, including but not limited to being repaid in priority with proceeds from the sale of the Pledged Equity.  If the Pledgee disposes of the Pledged Equity in accordance with this Agreement, the Pledgor and the Domestic Company shall provide all necessary assistance to enable the Pledgee to enforce the Equity Pledge in accordance with this Agreement.

4.2.                            The Pledgee shall have the right to designate in writing its legal counsel or other agents to exercise on its behalf any and all rights and powers referred to above, and the Pledgor shall not raise any objection thereto.

4.3.                            The reasonable costs incurred by the Pledgee in connection with its exercise of any and all rights and powers set out above shall be borne by the Pledgor, and the Pledgee shall have the right to deduct the costs actually incurred from the proceeds that it acquires from the exercise of its rights and powers.

4.4.                            The proceeds that the Pledgee acquires from the exercise of its rights and powers shall be applied in the following order of priority:

(1)                                 first, to pay any cost incurred in connection with the disposal of the Pledged Equity and the exercise by the Pledgee of its rights and powers (including remuneration paid to its legal counsels and agents);

(2)                                 second, to pay any taxes and levies payable for the disposal of the Pledged Equity (for the avoidance of doubt, such taxes do not include any income tax); and

(3)                                 third, to repay the Pledgee for the Secured Debts.

Any proceeds remaining after payment of the above amounts shall be paid to the Pledgee or its designee.  The Pledgee shall have no obligation to account to the Pledgor for proceeds of disposition of the Pledged Equity and the Pledgor hereby waives any rights that he may have to demand such amount from the Pledgee.

5.                                      Continuity and No Waiver

The Equity Pledge hereunder is a continuous security, and will continue to be valid until the full performance of the Contract Obligations or the full discharge and satisfaction of the Secured Debts. Neither exemption or grace period granted by the Pledgee to the Pledgor in respect of any breach, nor delay by the Pledgee in exercising any of its rights under the Transaction Agreements and this Agreement, shall affect the rights of the Pledgee under this Agreement, relevant PRC Law and the Transaction Agreements, the rights of the Pledgee to demand at any time thereafter the strict performance of the Transaction Agreements and this Agreement by the Pledgor or the rights the Pledgee may be entitled to due to any subsequent breach by the Pledgor of his obligations under the Transaction Agreements and/or this Agreement.

6.                                      Representations and Warranties

6.1.                            As of the date of this Agreement and during the term of this Agreement through the date of termination or expiration of this Agreement, the Pledgor hereby represents and warrants as follows:

(a)                                 The Pledgor is a PRC citizen with power and capacity to execute and perform his obligations under this Agreement.

(b)                                 The execution and performance of this Agreement by the Pledgor do not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting the Pledgor, nor do they violate any agreements between the Pledgor and any third party or any covenants made to any third party.

(c)                                  This Agreement constitutes the lawful, valid and enforceable obligations of the Pledgor.

(d)                                 All reports, documents and information provided by the Pledgor to the Pledgee are true, correct and accurate in all material respects.

(e)                                  The Pledgor constitutes the only legal owner of the Pledged Equity, with no existing dispute concerning the ownership of the Pledged Equity. Except for the restrictions imposed by the Transaction Agreements and this Agreement or as otherwise agreed by the Parties, the Pledgor has the right to dispose of the Pledged Equity or any part thereof.

(f)                                   Except for the encumbrance set on the Pledged Equity hereunder and otherwise agreed by the Parties and the rights set forth under the Transaction Agreements, there is no other encumbrance or third party interest over the Pledged Equity.

(g)                                  The Pledged Equity is capable of being pledged or transferred according to PRC Law, and the Pledgor has the full right and power to pledge the Pledged Equity to the Pledgee according to this Agreement.

(h)                                 Any consent, permission, waiver or authorization by any third person, or any approval, permission or exemption by any government authority, or any registration or filing formalities with any government authority to be effected or obtained in respect of the execution and performance hereof and the creation of the Equity Pledge hereunder have been or will be handled or obtained, and will be fully effective during the term of this Agreement.

(i)                                     The Equity Pledge hereunder constitutes a first pledge on the Pledged Equity.

(j)                                    There is no pending or, to the knowledge of the Pledgor, threatened litigation, legal process or demand by any court or any arbitral tribunal or by any government authority or any administration authority against the Pledgor, or his property, or the Pledged Equity, which would have a material adverse effect on the economic status of the Pledgor or his capability to perform the obligations hereunder and the Contract Obligations or to discharge and satisfy the Secured Debts.

6.2.                            As of the date of this Agreement and during the term of this Agreement through the date of termination or expiration of this Agreement, the Pledgee hereby represents and warrants as follows:

(a)                                 The Pledgee is a wholly foreign owned enterprise duly registered and existing under PRC Law.

(b)                                 The Pledgee has the power to execute and perform its obligations under this Agreement. The execution and performance of this Agreement by the Pledgee is in compliance with the articles of association or other organizational documents of the Pledgee, and the Pledgee has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement.

(c)                                  This Agreement shall constitute lawful, valid and enforceable obligations of the Pledgee.

7.                                      Undertakings by the Pledgor

The Pledgor hereby undertakes to the Pledgee as follows:

(a)                                 Without the prior written consent by the Pledgee, the Pledgor shall not establish or permit to establish any further pledge or any other encumbrance on the Pledged Equity. Any pledge or other encumbrance on all or part of the Pledge Equity without such prior written consent shall be null and void.

(b)                                 Without having the Pledgee’s prior written consent, the Pledgor shall not transfer the Pledged Equity, and any attempt by the Pledgor to transfer the Pledged Equity shall be null and void. The proceeds from the transfer of the Pledged Equity by the Pledgor shall be used to repay to the Pledgee in advance the Secured Debts or submit the same to the third party agreed with the Pledgee.

(c)                                  The Pledgor shall promptly notify the Pledgee of any litigation, arbitration, claim or other proceedings which may adversely affect the interest of the Pledgor or the Pledgee under the Transaction Agreements and hereunder or in respect of the Pledged Equity, shall keep the Pledgee timely informed of developments in connection therewith and shall take all reasonable measures to defend such proceedings and protect the interest of the Pledgee in the Pledged Equity.

(d)                                 The Pledgor shall not take or permit any act or action which may adversely affect the interest of the Pledgee under the Transaction Agreements and hereunder or in respect of the Pledged Equity.

(e)                                  At the request of the Pledgee, the Pledgor shall cause the Domestic Company to, within the first month of each calendar quarter, provide the Pledgee with the financial statements, including (but not limited to) the balance sheet, the profit statement and the cash flow statement of the Domestic Company for the previous calendar quarter.

8.                                      Change of Circumstances

Subject to compliance with other terms of the Transaction Agreements and this Agreement, the event of any promulgation or change of any PRC Law, regulations or rules, or change in interpretation or application of such laws, regulations and rules, or the change of the relevant registration procedures which causes the Pledgee to believe that it will be illegal or in conflict with such laws, regulations or rules to further maintain the effectiveness of this Agreement and/or dispose of the Pledged Equity in the manner provided herein, the Pledgor shall, at the written direction of the Pledgee and in accordance with the reasonable request of the Pledgee, promptly take all actions and/or execute any agreement or other document, in order to:

(1)                                 keep this Agreement valid and effective;

(2)                                 facilitate the disposal of the Pledged Equity in the manner provided herein; and/or

(3)                                 maintain or realize the intention or the security established hereunder.

9.                                      Effectiveness and Term of the Agreement

9.1.                            This Agreement shall become effective when it has been duly executed by the parties hereto and recorded in the register of equityholders (if any) of the Domestic Company, and the Equity Pledge under this Agreement shall become effective when it has been registered with SAIC to the extent permitted by SAIC.  The Pledgor shall carry out all the approval and registration formalities in a timely manner as required by PRC Law (including but not limited to the registration of the Equity Pledge with SAIC to the extent permitted by SAIC) and shall take all other necessary actions required for completing such approval and/or registration formalities.

9.2.                            This Agreement shall continue to be valid until the full performance of the Contract Obligations or the full discharge and satisfaction of the Secured Debts.

10.                               Notices

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to either Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the following addresses (or at such other address for such Party as shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) days after delivery to or pickup by the overnight courier service:

If to Pledgee:  NetEase Information Technology (Beijing) Co., Ltd.

Address:	26/F, SP Tower D, Tsinghua Science Park Building 8, No.1 Zhongguancun East Road, Haidian District, Beijing 100084, PRC

Fax:	(86 10) 82558100, (86 571) 8755 3125

Attention:	William Lei Ding

If to Pledgor:  Xiaojun Hui

Address:	No.104 Tianhe Road, Tianhe District, Guangzhou, Guangdong, PRC
Fax:	(86 20) 8554 0577

11.                               Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement constitutes confidential information. The Parties shall maintain the confidentiality of all such information. Without the prior written consent of the Party who had provided such information, none of the Parties shall disclose any confidential information to any third party, except in the following circumstances: (a) such information is or comes into the public domain (through no fault or disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal or financial advisors regarding the transactions contemplated hereunder, and such legal or financial advisors are also bound by duties of confidentiality similar to the duties set forth in this Article. Disclosure of any confidential information by the staff or employee of any Party shall be deemed as disclosure of such confidential information by such Party, for which the Party shall be held liable for breach of this Agreement. This Article shall survive the termination of this Agreement for any reason.

12.                               Applicable Law and Dispute Resolution

12.1.                     The formation, validity, interpretation, performance, amendment, termination and dispute resolution of this Agreement shall be governed by PRC Law.

12.2.                     Any dispute arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultations by the Parties. If the dispute fails to be resolved within thirty (30) days after one Party gives notice requesting consultations to the other Party, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (hereinafter, the “CIETAC”) for arbitration in Beijing in accordance with the then effective arbitration rules of the CIETAC. The arbitration panel shall consist of three (3) arbitrators who may or may not be on the CIETAC’s list of arbitrators, of which one arbitrator shall be selected by the Pledgee and one arbitrator shall be jointly selected by the Pledgor. The third arbitrator, who shall be the chairman of the arbitration panel, shall be jointly selected by the two arbitrators selected by the Parties and shall have expertise in the area of the dispute. The arbitration award shall be final and binding on all Parties.

12.3.                     During the existence of any dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute.

12.4.                     Notwithstanding the foregoing, the Parties agree that either of them may seek interim measures including property preservation in relation to the provisions of this agreement or the Parties’ performance of it from any court of competent jurisdiction (including the courts of the Domestic Company’s place of incorporation and the place where the Domestic Company’s principal assets are located and the courts of the Hong Kong (to the extent permitted under the PRC law)).

13.                               Miscellaneous

13.1.                     The Pledgee may, upon notice to the Pledgor but without the Pledgor’s consent, assign the Pledgee’s rights and/or obligations hereunder to any third party. In the event of an assignment by the Pledgee hereunder, the Pledgor shall, at the request of the Pledgee, execute a new pledge agreement with the assignee on the same terms and conditions as this Agreement and register such change with the SAIC. The Pledgor may not, without the Pledgee’s prior written consent, assign any of the Pledgor’s rights, obligations and/or liabilities hereunder to any third party. Successors or permitted assignees (if any) of the Pledgor shall be bound by, and continue to perform, the obligations of the Pledgor under this Agreement.

13.2.                     The amount of Secured Debts determined by the Pledgee in exercising its rights over the Pledged Equity in accordance with the provisions contained herein shall be conclusive evidence of the amount of the Secured Debts hereunder.

13.3.                     This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the Parties hereto.

13.4.                     No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the Parties. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

13.5.                     In the event the Registered Version is used for the purposes of the Registration of Pledge, the Parties agree that, to the extent there is any discrepancy between this Agreement and the Registered Version and/or to the extent any contents of this Agreement supplement the Registered Version, this Agreement shall prevail.  If any provision of this Agreement is deemed or becomes invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so construed or deemed amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect, and the Parties will negotiate in good faith to amend this Agreement with respect the unenforceable provision to replace it with enforceable provision which as closely as possible reflects the intent of the Parties.

13.6.                     Upon the execution of this Agreement, the Pledgor shall enter into a power of attorney (the “Power of Attorney”, the form of which is set forth in Appendix II attached hereto) to authorize a person acceptable to the Pledgee to sign, on behalf of the Pledgor and according to this Agreement, any and all legal documents necessary for the exercise of the Pledgee’s rights hereunder. Such Power of Attorney shall be delivered to the Pledgee and the Pledgee may, at any time if necessary, require the Pledgor to execute multiple copies of the Power of Attorney and deliver the same to the relevant government authority.

13.7.                     Each Party shall use all reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as may be necessary or desirable to give effect to the terms and intent of this Agreement and any ancillary documents. If required under any applicable law, regulations or listing rules or required or deemed desirable by any stock exchange, government or other regulatory authority having competent jurisdiction over the Parties or their affiliates (the “ApplicableRequirements”), the Pledgor agrees and undertakes to (a) take all such actions (including the amendment of this Agreement and its appendices, any authorizations, documents and notices entered into or delivered in connection with this Agreement and the execution of additional documents) to comply with or, as applicable, meet the Applicable Requirements and (b) take all actions referred to in paragraph (a) above within 3 Business Days from demand by the Pledgee.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

Pledgee:	NetEase Information Technology (Beijing) Co., Ltd. (seal)

	By:	/s/ William Lei Ding
Name:
Title:

Pledgor:	Xiaojun Hui

/s/ Xiaojun Hui

Appendix I

Basic Information of the Domestic Company

Company Name:	Guangzhou NetEase Computer System Co., Ltd.

Registered Address:	702A, No. 59 Jianzhong Road, Tianhe District, Guangzhou, Guangdong, PRC

Registered Capital:	RMB 20,000,000 Yuan

Equity Structure:	Lei Ding — 99% Xiaojun Hui — 1%

Appendix II

Form of Power of Attorney

Power of Attorney

I, Xiaojun Hui, hereby irrevocably entrust _______________ as my authorized representative, to sign all legal documents necessary for NetEase Information Technology (Beijing) Co., Ltd. as the pledgee to exercise its rights under the Equity Pledge Agreement entered into on ________________, 2014 by and between NetEase Information Technology (Beijing) Co., Ltd. and me.

Signature: